Exhibit 99.1

HEARTWARE LIMITED
2008 ANNUAL GENERAL MEETING
CHAIRMAN’S ADDRESS

Annual General Meeting of Shareholders to be held at the offices of the Company’s auditors, Grant Thornton, Level 17,
383 Kent Street, Sydney, New South Wales at 10.30am on Friday 9 May 2008.

On Monday we announced conditional FDA approval to begin our US trials of the Heartware Left Ventricular Assist System. This is a most significant milestone for Heartware. The trial design is very favorable and we plan to complete the enrolment of all 150 patients in 2009. We of course receive revenues from the use of our devices in this trial.

I wanted to touch on the industry background and for any Heartware shareholder the recent annual International Society of Heart and Lung Transplantation Conference was enormously rewarding. Here was the most tangible evidence and verification to date that mechanical circulatory support systems such as ventricular assist devices (VADs) are an effective means of treating Congestive Heart Failure.

A very positive picture emerged. Life expectancy on mechanical circulatory support has improved substantially, and studies with longer follow up are emerging with positive results. Continuous flow pumps were shown to produce at least similar benefits compared with pulsatile pumps, and were much more reliable. Indeed evidence of device failure at ISHLT was rare. Infection rates are also being reduced substantially as better patient care protocols are developed through greater device experience.

We believe improved results will lead to increased expansion of implant centres and higher implant numbers which should ultimately lead to a further improvement in outcomes as greater implant experience generally drives survival rates higher.

What remains? Attention by doctors is now turning to quality of life factors, better peripherals and ultimately an ability to have batteries and controllers implanted internally. We will also see continued developments in the use of drug and stem cell therapies to facilitate heart muscle function recovery, most likely in conjunction with assist devices.

VADs are becoming more cost effective compared with the cost of maintaining patients on pharmaceuticals and ultimately should lead to a reduced cost burden on the health system. Finally cardiologists will gain greater confidence to send patients for VADs much earlier than they are currently doing which again will provide better patient outcomes.

In summary we have an early stage but viable medical device industry with extraordinary supply demand characteristics meeting one of society’s greatest health needs.

It was within this background that our clinical trial results were presented for our first 23 patients. Our CEO, Doug Godshall will cover these in more detail but suffice to say, that even accepting the small sample size, the results were exceptional. The bar however will continue to be raised and we have a lot to achieve to stay in front.

These results have been achieved due to an exceptional group of individuals. On behalf of all shareholders I would like to thank Doug and his team for their efforts. Their ability to cope with unexpected challenges, transform from an R&D centric organisation to a device manufacturer, and develop new concepts in parallel continues to surprise.

I would also like to thank the Board for all their support. It is not easy to oversee such a dynamic company with Directors split between two continents. In recognition of the fact that we believe we will become a major medical device company centred in the United States with prospects of a US IPO in 2009, the Board has sought additional experienced US based Directors. To attract so successful and well credentialed a healthcare executive as Tim Barberich is a testament to the potential of this company and we welcome him aboard.

To allow greater access to the US capital market, and also reduce significant administration cost, Heartware’s current intention is to redomicile to the United States in the second half of 2008 subject to satisfaction of relevant legal requirements. If this occurs, shareholders will be asked to vote on a Scheme of Arrangement later this year. There will be no practical change for Australian shareholders but we anticipate the move will lead to greater US institutional interest.

2008/9 will be a challenging but exciting period, the start of our US trials, CE Mark, TGA submission, first revenues and settling into our new facilities. And of course further development of both our fully implantable “TET” system as well as the MVAD, our next generation pump. This extraordinary device has a volume of less than 15cc, can be used as either a low flow support device or as a full output pump and comprises only 12 components, allowing it to be quickly and easily assembled.

Finally a sincere thank you to all our shareholders. The Company, its Board and our employees appreciate the your continued support us through what have been difficult market conditions for developing companies such as HeartWare. We are there to save human lives so we will always be burdened with the highest standards of quality control and the need for measured expansion. Your Board remains very excited by the potential it sees over the next few years.